Exhibit 14.1

                                  Nelnet, Inc.
                       Code of Business Conduct and Ethics
                      for Directors, Officers and Employees


General Statement of Policy

         It is the policy of Nelnet, Inc. (the "Company") and its affiliated companies that the conduct of every director, officer and employee while acting on behalf of the Company be based upon the highest ethical standards and compliance with the law. This Code of Business Conduct and Ethics affirms the policy of the Company and is a guideline to:

         o promote honest and ethical conduct that reflects positively on the Company;

         o maintain a corporate climate in which the integrity and dignity of each individual is valued;

         o assure compliance with laws, rules and regulations that govern the Company's business activities; and

         o        assure the proper use of the Company's assets.

This Code does not specifically address every potential form of unacceptable conduct, and it is expected that directors, officers and employees will exercise good judgment in compliance with the principles set out in this Code. Each director, officer and employee has a duty to avoid any circumstance that would violate the letter or spirit of this Code.

Fair Dealing

         Each director, officer and employee should endeavor to deal honestly and ethically with the Company's directors, officers, employees, auditors, advisors, customers, suppliers and competitors while engaged in business on behalf of the Company. Non-compliance with this Code or the law or other unethical or dishonest business practices while acting on behalf of the Company are forbidden and may result in disciplinary action, including termination.

Proper Use of Company Assets

         Company assets should be used only for the legitimate business purposes of the Company. Directors, officers and employees are prohibited from using Company assets, confidential or proprietary information or position for personal gain.
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                                      -2-

Compliance with Laws, Rules and Regulations

         Any transaction undertaken in the name of the Company that would violate the laws, rules or regulations of any country or its political subdivisions in which the Company conducts business is prohibited. Particular attention is directed to the laws, rules and regulations relating to discrimination, securities, antitrust, civil rights, transactions with foreign officials, safety and the environment. If any uncertainty arises as to whether a course of action is within the letter and spirit of the law, advice should be obtained from the Company's General Counsel or his designee.

         Observing the law is a minimum requirement. The Company's Code envisions a level of ethical business conduct well above the minimum required by law.

         1. Discrimination and Harassment

         The Company is committed to providing a workplace free of discrimination and harassment based on race, color, religion, age, gender, national origin, disability, veteran status, or any other basis prohibited by applicable law. Similarly, offensive or hostile working conditions created by such harassment or discrimination will not be tolerated. Each director, officer and employee has a duty while acting on behalf of the Company to refrain from engaging in conduct that constitutes discrimination or harassment.

         An officer or employee should promptly report any discrimination or harassment or any complaint of discrimination or harassment to the Head of Human Resources or to corporate legal. Additional information regarding discrimination and harassment may be found in the employee policy manual.

         2. Insider Trading

         Directors, officers or employees in possession of material information about the Company must abstain from trading in its securities until such information is generally and publicly available by means of a press release or other public filing. Such material "inside information" might include earnings estimates, stock and dividend activity, changes of control or management, pending mergers, sales, acquisitions, reserves numbers or other significant business information or developments. Providing such inside information to others who then trade on it is also strictly prohibited. Trading on inside information is also a violation of federal securities law.

Political Contributions

         Corporate funds, credit, property or services may not be used (directly or indirectly) to support any political party or candidate for public office, or to support or oppose any ballot measure, without the prior approval of the Board. Although directors, officers and employees


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                                      -3-

are encouraged to support political parties and candidates with their personal efforts and money, the Company will not reimburse or subsidize them in any way for such political participation.

Confidential Information

         Directors, officers and employees may become aware of non-public information regarding actual or potential customers, suppliers or commercial transactions of the Company, or of nonpublic technical information pertaining to the operations or potential operations of the Company. Such confidential and proprietary information is the exclusive property of the Company and each director, officer and employee is bound to keep such information in strictest confidence, except when disclosure is authorized by an officer of the Company or legally mandated. Furthermore, such information is to be used solely for Company purposes and never for the private gain of a director, officer or employee (or any member of his or her immediate family), or any third party.

         Special care is required regarding the public release of information concerning the Company's business, strategies, activities and plans, the disclosure of which could influence investors trading in the Company's securities. All media contact and public statements and discussions of Company business should be coordinated with the Head of Marketing Communications and should only be made by spokespersons who have been authorized by an officer of the Company.

Conflicts of Interest

         1. General

         Generally, a conflict exists when the personal interests or activities of a director, officer or employee (or members of their immediate family) may influence the exercise of his or her independent judgment in the performance of one or more duties to the Company. Even the appearance of a conflict of interest may be as damaging as an actual conflict and should be avoided. Directors, officers and employees should not enter into any transaction or engage in any practice (directly or indirectly) that would tend to influence him or her to act in any manner other than in the best interests of the Company. Directors, officers and employees (or members of their immediate family) also should not exercise discretionary authority or make or influence any recommendation or decision on behalf of the Company that would result in an undisclosed personal financial benefit to such director, officer or employee (or to members of his or her immediate family).

         It is not a conflict of interest for a director, officer or employee or members of their immediate family to obtain services from persons or entities who also provide services to the Company, including legal, accounting or brokerage services, loans from banks or insurance from insurance companies, at rates customary for similarly situated customers. Furthermore,
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                                      -4-

no relationship involving an employee or non-executive officer that is disclosed to and affirmatively determined by corporate legal to be immaterial and no relationship involving an executive officer or director that is disclosed to and affirmatively determined by the Board of Directors to be immaterial (and no action incidentally benefiting any such employee, officer or director as a result of such relationship) shall be deemed a conflict of interest within the meaning of this Code.

         2. Gifts, Gratuities and Other Benefits

         No officer or employee shall (directly or indirectly) offer or give any gift, "kickback" or other improper payment or consideration to any customer, supplier, government official or employee, or any other person in consideration for assistance or influence concerning any transaction or potential transaction involving the Company.

         No officer or employee, or member of his or her immediate family, shall (directly or indirectly) solicit, accept or retain any gift, entertainment, trip, discount, service or other benefit from any organization or person doing business or competing with the Company, other than (i) modest gifts or entertainment as part of normal business courtesy and hospitality that would not influence, and would not reasonably appear to be capable of influencing, such officer or employee to act in any manner not in the best interest of the Company or (ii) acceptance of a nominal benefit that has been disclosed to and approved by the officer's or employee's supervisor.

         Written approval by an officer of the Company shall be required for any gift, entertainment, trip, discount, service, or other benefit from an organization or person doing business with or competing with the Company which exceeds $250 in value (or such lesser value as may be determined through written notice by an Officer of the Company for a Department or Division under his or her supervision). A copy of such written approval shall be provided to corporate legal.

Corporate Opportunities

         Directors, officers and employees are prohibited from taking for themselves personally (or for members of their immediate family) any opportunity that may be of interest to the Company that is discovered through the use of corporate property, information or position unless such opportunity is first offered to the Company and the Company affirmative determines not to pursue it.

Other Organizations

         Each officer and employee is expected to devote his or her full time and efforts during normal working hours to the service of the Company. No officer or employee shall engage in
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                                      -5-

any business or secondary employment that interferes with his or her obligations and responsibilities to the Company.

         No officer or employee of the Company may serve on the board of directors of any corporation not owned or controlled by the Company, other than a nonprofit, charitable, religious, civic or educational organization, without the prior written approval of one of the Company's Co-Chief Executive Officers, or, for the Co-Chief Executive Officers, without the prior approval of the Company's Board of Directors.

         Unless disclosed to and approved by the co-chief executives, no officer or employee or any member of their immediate families may directly or indirectly have a financial interest (whether as an investor, lender, employee or other service provider) in any company that is selling supplies, furnishing services or otherwise doing business or competing with the Company. This provision does not apply to an officer or employee or members of their immediate family owning the securities of a publicly traded entity as long as such ownership represents less than five percent (5%) of the outstanding securities.

Employment of Family Members and Employee Relationships

         The Company does not prohibit spouses, parents, children and other persons related by blood or marriage from working for the Company simultaneously. However, all such employees must be hired by disinterested personnel strictly on the basis of merit and without regard to family relationships. Reporting relationships between family members are to be avoided to the maximum extent possible, to eliminate even the appearance of possible favoritism based on family ties. For these reasons, employees should disclose to the Company the names and current job titles of all family members who work directly or indirectly for the Company.

         The Company continually strives to promote positive and productive working relationships between its employees and to fully comply with the letter and spirit of all laws prohibiting discrimination and sexual harassment. While the Company does not wish to unduly interfere with the private lives of its employees, some limitations on personal relationships in the workplace are necessary in order to prevent actual or perceived favoritism, problems with supervision, security and morale and possible claims of discrimination or harassment. For these reasons, an employee may not engage in romantic or sexual encounters or relationships with any other employee with whom he or she is in a supervisory or reporting relationship. This includes the immediate supervisor, any upper level supervisor (that is, anyone up the supervisory chain), any person to whom the employee directly or indirectly reports, anyone who evaluates the employee and any person whose input is regularly sought for the evaluation of an employee.
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                                      -6-

         The Company recognizes the importance of developing close working relationships among employees and this policy is not intended to prohibit friendships that naturally develop in a work setting or social interaction among employees.

         If two employees become subject to the restrictions of this policy after they are hired, one or both of the employees must seek a transfer or reassignment that eliminates the reporting or supervisory relationship. The decision as to which of the individuals will remain within the department and/or with the Company must be made by the two employees within three (3) months. If no decision has been made during this time, the Company may take whatever action it determines to be appropriate, including transfers, reassignments or termination of one or both of the employees.

Accounting and Reporting

         Every officer and employee is required to follow the Company's accounting policies, including the business expense policies. All accounting records should accurately reflect and describe corporate transactions. The recordation of such data must not be falsified or altered in any way to conceal or distort assets, liabilities, revenues, expenses or the nature of the activity. The Company's accounting policies may be obtained from the Company's head of accounting.

         All public disclosures made by the Company, including disclosures in reports and documents filed with or submitted to the Securities and Exchange Commission, shall be accurate and complete in all material respects. Each director, officer and employee is expected to carefully consider all inquiries from the Company related to the Company's public disclosure requirements and promptly supply complete and accurate responses.

         If any officer or employee has any questions or concerns about any of the Company's public disclosures, he or she should immediately contact the Company's head of marketing communications.

Compliance and Enforcement

         Questions of interpretation or application of this Code with respect to a particular situation should be addressed to corporate legal or its designees. Such requests may be made in writing or orally and will be handled discretely.

         Compliance with this Code is a condition of employment for each officer and employee. Conduct contrary to this Code is outside of the scope of employment. Employees are encouraged to talk to supervisors, Human Resource Department representatives or an officer of the Company when in doubt about the best course of action in a particular situation.
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                                      -7-

         Any suspected violation of applicable laws, rules or regulations or this Code, including any transaction or relationship that reasonably could be expected to give rise to a conflict of interest, should be reported promptly to corporate legal or its designee, without regard to the usual lines of reporting.

         No adverse action will be taken against any employee for making a complaint or disclosing information in good faith, and any officer or employee who retaliates in any way against an employee who in good faith reports any violation or suspected violation of the Code of Conduct will be subject to disciplinary action, including termination.

         Any violation of this Code of Conduct will be grounds for immediate disciplinary action including termination.

Amendment, Modification and Waiver

         Any amendment or modification of this Code must be approved by the Company's Board of Directors. Any waiver of this Code for non-executive officers or employees may be granted by a co-Chief Executive Officer. Any waiver of this Code for directors or executive officers may be granted only by the Board of Directors or a duly authorized committee of the Board of Directors, subject to the disclosure and other provisions of the Securities Exchange Act of 1934, the rules promulgated thereunder and the applicable rules of the New York Stock Exchange.